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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14D-9
                     SOLICITATION/RECOMMENDATION STATEMENT
                             UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                       PUERTO RICAN CEMENT COMPANY, INC.
                           (Name of Subject Company)

                       PUERTO RICAN CEMENT COMPANY, INC.
                      (Name of Person(s) Filing Statement)

                         Common Stock, $1.00 Par Value
                         (Title of Class of Securities)

                                  745075-10-1
                     (CUSIP Number of Class of Securities)

                                 Jose O. Torres
                       Puerto Rican Cement Company, Inc.
               Vice President-Finance and Chief Financial Officer
                                P.O. Box 364487
                           San Juan, P.R. 00936-4487
                                 (787) 783-3000

                                With a copy to:

                              Joseph L. Seiler III
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                               New York, NY 10019
                                 (212) 424-8137

                 (Name, Address, and Telephone Number of Person
                Authorized to Receive Notices and Communications
                  on Behalf of the Person(s) Filing Statement)

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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ITEMS 1 - 8

N/A

ITEM 9.  EXHIBITS.


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Exhibit
Number                                                Description of Exhibit
-------                                               ----------------------

99.1              Press Release (English version) issued by Puerto Rican Cement Company, Inc. on June 12, 2002, filed herewith.

99.2              Press Release (Spanish version) issued by Puerto Rican Cement Company, Inc. on June 12, 2002, filed herewith.
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                                       2
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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                 PUERTO RICAN CEMENT COMPANY, INC.


                                     By:      /s/ Jose O. Torres
                                        -----------------------------------
                                               Jose O. Torres
                                     Vice President-Finance and Chief Financial
                                                   Officer

Dated: June 12, 2002